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[LETTERHEAD OF DELOITTE & TOUCHE LLP APPEARS HERE]



                                                                EXHIBIT 15(b)


TUC Holding Company:

We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited interim condensed consolidated financial information of ENSERCH Corporation and subsidiaries and Enserch Exporation, Inc. and subsidiaries for the periods ended March 31, 1996 and 1995, and June 30, 1996 and 1995, as indicated in our reports dated May 1, 1996, and July 29, 1996, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in the Quarterly Reports on Form 10-Q of ENSERCH Corporation and Enserch Exploration, Inc., respectively, for the quarters ended March 31, 1996 and June 30, 1996, are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP

September 20, 1996





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Deloitte Touche
Tohmatsu
International
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